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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:  000-21529

                          GIGA INFORMATION GROUP, INC.
             (Exact name of registrant as specified in its charter)


                                 139 Main Street
                               Cambridge, MA 02142
                                 (617) 577-4900

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share.
            (Title of each class of securities covered by this Form)

                                      None

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [X]       Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(1)(ii)    [ ]       Rule 12h-3(b)(2)(i)     [ ]
           Rule l2g-4(a)(2)(i)     [ ]       Rule 12h-3(b)(2)(ii)    [ ]
           Rule l2g-4(a)(2)(ii)    [ ]       Rule 15d-6              [ ]
           Rule 12h-3(b)(1)(i)     [X]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Giga Information Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 3, 2003             By:     /s/ GEORGE F. COLONY
                                    -----------------------------------
                                    Name:  George F. Colony
                                    Title: Chief Executive Officer and President